Exhibit 10.3

RESOURCE CAPITAL FUND III L.P.

NEWMONT FINANCE LIMITED

IN PRINCIPLE TERM SHEET FOR DISCUSSION PURPOSES ONLY

THIS TERM SHEET CONTAINS NEITHER EXPRESSED NOR IMPLIED COMMITMENTS

ON THE PART OF RESOURCE CAPITAL FUND III L.P. OR NEWMONT FINANCE

LIMITED AND IS SUBJECT TO THE APPROVAL OF THE INVESTMENT

COMMITTEE OF RESOURCE CAPITAL FUND III L.P. AND THE BOARD OF DIRECTORS

OF NEWMONT FINANCE LIMITED.

Terms and Conditions associated with the Acquisition of QMAG Joint

Venture and associated assets from Australian Magnesium Corporation

Vendor	Australian Magnesium Corporation Ltd. (“AMC”) and various subsidiaries (“Subsidiaries”)

Acquired Assets	All the interests of AMC and the Subsidiaries in the QMAG Joint Venture and assets related thereto, (collectively the “QMAG JV”) including Mineral Development Licence MDL344, Mineral Development Licence MDL256 (“Oldman South”) and associated freehold title.

Funders	Resource Capital Fund III L.P. (“RCF”) and Newmont Finance Limited (“Newmont”)

Acquisition	RCF will acquire via a newly established entity or entities (“Acquisition Entity”) 100% of the equity interests in the QMAG JV, in accordance with the Term Sheet attached as Appendix 1 (the “Acquisition”).

Financial Support	Each of RCF and Newmont will concurrently, but on a several and not a joint basis, provide financial support for the Acquisition in the manner provided in this term sheet. Newmont will contribute a maximum of A$30 million and RCF will provide a minimum of A$30 million.

Closing Date	Subject to satisfaction of the conditions precedent set forth below, the concurrent closing of the RCF Equity, RCF Debt and Newmont Debt facilities will take place on October 30, 2004 as part of the closing of the Acquisition.

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Equity	RCF will provide A$18 million in equity to the Acquisition Entity representing a 100% equity interest in that Acquisition Entity (“RCF Equity”). RCF will fund all closing costs anticipated to total A$2.75 million. In addition RCF is guaranteeing a contingent payment to AMC of A$2M as described in the AMC purchase term sheet. Total potential “equity” cost to RCF is A$22.75 million.

RCF Sub Debt	RCF will provide two tranches of debt (“RCF Debt”):

(i) Tranche One: US$ equivalent of A$15 million debt facility to the Acquisition Entity on the Debt Facility Terms set forth below (the “RCF Tranche one Debt”).

(ii)    Tranche Two: A$7 million will be provided to fund capital expenditure requirements (‘Capital Program”) as described in the ABN AMRO Senior Debt (‘Senior Debt”) term sheet attached as appendix II. The terms of this tranche are described in the Debt Facility Terms. (the “RCF Tranche Two Debt”). The RCF Tranche Two Debt will not be drawn down until the RCF Tranche One Debt has been fully drawn down.

Newmont Sub Debt	Newmont will provide A$30 million as a debt facility to the Acquisition Entity on the Debt Facility Terms set forth below (the “Newmont Debt”). The RCF Debt and the Newmont Debt are together referred to as the “Debt”.

Debt Terms	The Debt will be on the following terms.

• Expiry: 10 years after closing date.

•      Repayment: The Debt will be repaid from the cash flow of QMAG JV that is in excess of amounts required to be paid to the Senior Lender, or required by the Senior Lender to be maintained by the QMAG JV pursuant to the Senior Debt and that is in excess of the working capital requirements of the QMAG JV. Such available cash flow will be applied in the following order of priority -

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(a) accrued interest on all RCF Debt;

(b) accrued interest on Newmont Debt;

(c) principal and other amounts due with respect to the RCF Tranche Two Debt;

(d) principal and other amounts due on the RCF Tranche One Debt; and

(e) principal and other amounts due on the Newmont Debt. Each category must be fully discharged before funds are applied to the next category.

• Prepayment: The Debt may be prepaid at any time, in whole or in part, provided that any prepayments will be applied as provided above.

• Interest: RCF Debt: 2% per annum Newmont Debt: 1% per annum

• Use of Proceeds: The proceeds of the Debt will be used exclusively:

(a) to effect the Acquisition;

(b) to repay the interim working capital loan of approximately $2.5 million provided to AMC and certain Subsidiaries at about the time of this term sheet (the “Bridge Loan”); and

(c) fund the Capital Program.

•      Collateral Security: The RCF Tranche One Debt and the Newmont debt will be secured on a pari passu basis by all material real and personal property assets of the Acquisition Entity and the QMAG JV, now held or later acquired. The RCF Tranche Two Debt will hold the same security but rank senior to the Newmont and RCF Tranche One Debt.

• Subordination to Senior Debt: All entitlements of RCF and Newmont to payment of the Debt, and all collateral security provided by the Acquisition Entity and the QMAG JV to secure

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payment of the Debt, will be subject and subordinate to the Senior Debt and the collateral security therefore.

•      Covenants: Usual and customary, including maintenance of existence, compliance with laws, compliance with provisions of the Senior Debt, reporting requirements, including quarterly financial reporting, copies of audited financial statements etc.

• Default: Usual and customary provisions, including cross default among the RCF Debt, the Newmont Debt and the Senior Debt.

• Modifications: Neither RCF nor Newmont will modify the terms of the RCF Debt or the Newmont Debt without the consent of the other party, which will not be unreasonably withheld.

•      Transfer of Newmont Debt: Newmont may not transfer any interest in the Newmont Debt without the prior consent of RCF except that Newmont may transfer the Newmont Debt to related bodies corporate without RCF consent subject to giving notice to RCF.

•      Dividends can only be paid in the event that an equivalent amount is used to repay the Newmont Debt. For the avoidance of doubt and subject to the terms of the Senior Debt, Dividends may be paid prior to the full repayment of RCF Debt.

Senior Debt Facility	RCF and Newmont recognize and agree that the Acquisition Entity and/or the QMAG JV will establish the Senior Debt Facility in accordance with the Senior Debt term sheet in appendix II (“Senior Debt”) and that the Senior Debt will be senior to and entitled to repayment in accordance with its terms prior to the Debt, and that the collateral security securing payment of the Senior Debt will be senior and prior to the collateral security securing payment of the Debt.

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Conditions Precedent

i) Receipt of legal opinions and execution of definitive documentation satisfactory to RCF and Newmont.

ii) Release of all liens, encumbrances or other security arrangements associated with existing indebtedness at all corporate levels

iii) Receipt by AMC, RCF and Newmont of all necessary regulatory approvals.

iv) Absence of a material adverse change in the business or prospects of the QMAG JV .

v) Concurrent closing of the Senior Debt and the Acquisition.

vi) Concurrent payment in full of the Bridge Loan.

Attachment:	Appendix I	Acquisition term sheet

	Appendix II	Senior Debt term sheet

Signed by an authorized representative of

Resource Capital Fund III L.P.

By Resource Capital Associates III L.P., G.P.

By RCA III GP L.L.C., G.P	Date: September 26, 2004

/s/ James McClements	James McClements, Senior Partner
Signature	Name/Title
Signed by an authorized representative of Newmont Finance Ltd	Date: September 27, 2004

/s/ Phillip James Garrard	Phillip James Garrard, Attorney Under Power
Signature	Name/Title

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Appendix I

Term Sheet

Sale & Purchase of QMAG

Parties

The parties to this Term Sheet are:

Australian Magnesium Corporation Limited (‘AMC’)

Australian Magnesium Operations Pty Ltd (‘AMO’)

QMCI Investments Pty Ltd. (‘QMCI’)

QMC (Kunwarara) Pty Ltd (‘QMCK’)

QMC Refmag Pty Ltd (‘QMCR’)

Queensland Magnesia Pty Ltd (‘QMPL’)

Resource Capital Fund III L.P. (‘RCF’)

Newmont Australia Limited (‘Newmont’)

Recitals & Purpose

A.	Queensland Magnesia (‘QMAG’) is an unincorporated joint venture operating under the QMAG Joint Venture Agreement (the ‘QMAG Joint Venture’).

B.	The participants in the QMAG Joint Venture are:

AMC	50%

QMCK	40%

QMCR	10%

The manager of the QMAG Joint Venture is QMPL, which is wholly owned by QMCK.

C.	QMCI is the sole owner of the shares in QMCK and QMCR.

D.	QMC Finance Pty Ltd (‘QFPL’), a wholly owned subsidiary of AMC, is the borrower of a loan facility (the ‘QMAG Loan Facility’) and the counter-party of various foreign exchange hedge contracts and options with ANZ Banking Group Limited (‘ANZ’). The amount currently outstanding under the QMAG Loan Facility is A$58.5 million.

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E.	Newmont Mining Corporation and 15 subsidiary companies, one of which is Newmont (‘Newmont Guarantor Entities’), are each co-guarantors with AMC and the AMC subsidiaries of the QMAG Loan Facility and the foreign exchange hedge contracts and options with ANZ.

F.	AMC holds Mineral Development Licence MDL344, which covers magnesite deposits at Kunawarara.

G.	AMO holds Mineral Development Licence MDL256, which covers a magnesite deposit known as Oldman South and the freehold land covered by it.

H.	AMC owes Newmont an amount of A$5.0 million in respect of a loan established under the Heads of Agreement of 13 June 2003.

I.	QMAG owes Newmont an amount of approximately A$2.8 million in respect of outstanding guarantee fees in relation to the QMAG Loan Facility and foreign exchange hedge contracts and options.

J.	QMAG owes AMC an amount of approximately A$4.0 million in respect of an intercompany loan.

K.	RCF, a limited partnership with US$240 million of committed capital, has expressed an interest to acquire through its nominee and/or wholly owned subsidiaries of its nominee (“Acquisition Entity”) QMAG by purchasing AMC’s 50% share of the rights, title and interest in the assets, liabilities and obligations of the QMAG Joint Venture, and AMC’s shares in QMCI including the shares it holds in QMCK, QMCR and QMPL; AMC’s shares in QFPL; MDL344 held by AMC; and MDL256 and the Oldman South freehold land covered by it, held by AMO. The precise structural arrangements whereby the Acquisition Entity would acquire such interests remain to be determined by RCF, based upon tax and other advice being obtained by RCF from its advisors.

L.	This Term Sheet records the terms and conditions under which AMC is prepared to sell, and RCF through the Acquisition Entity is prepared to acquire, QMAG (including AMC’s shares in QMCI and the shares it holds in QMCK, QMCR and QMPL, and the shares AMC holds in QFPL), MDL344, and MDL256 and the Oldman South freehold land covered by it, held by AMO, and further records the terms and conditions under which Newmont is willing to facilitate such sale and purchase.

Terms & Conditions

1.	The Acquisition Entity will acquire on Settlement Date:

(i)	AMC’s 50% share in the rights, title and interest in the assets, liabilities and obligations of the QMAG Joint Venture;

(ii)	At RCF’s election:

(a)	AMC’s shares (being 100%) in QMCI; or

(b)	QMCI’s shares (being 100%) in QMCK and QMCR; or

(c)	All the rights, title and interest in the assets, liabilities and obligations of QMCK and QMCR in the QMAG Joint Venture;

(iii)	At RCF’s election, QMCK’s shares (being 100%) in QMPL or all the rights, title and interest in the assets, liabilities and obligations of QMPL;

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(iv)	AMC’s shares (being 100%) in QFPL or, at RCF’s election, the Acquisition Entity will repay the QMAG Loan Facility or assume all the obligations of QFPL in the manner set out in clause 2.(i)(b);

(v)	AMC’s rights (being 100%) in MDL344 covering the Kunwarara magnesite deposit; and

(vi)	AMO’s rights (being 100%) in MDL256 covering the area known as Oldman South, and the freehold land covered by it.

2.	As consideration for acquiring the assets referred to in clause 1:

(i)	On Settlement Date, the Acquisition Entity must:

(a)	Unconditionally pay (or cause to be paid) to AMC A$5.0 million;

(b)	In respect of the QMAG Loan Facility, at its election, either unconditionally pay (or cause to be paid) to ANZ, or assume all the obligations of QFPL being:

I.	the amount of the principal amount currently outstanding under the QMAG Loan Facility of A$58.5 million (it being understood that A$30 million of such amount will be provided by Newmont Finance Pty Ltd as a subordinated loan to the Acquisition Entity in return for being released as guarantor of the QMAG Loan Facility) (‘Newmont Loan’);

II.	the amount of any interest accrued but not yet due and payable in respect of the QMAG Loan Facility to Settlement Date (provided that QMAG will continue to meet all interest payments due under the QMAG Loan Facility up to the Settlement Date);

III.	the amount due and payable, or net of any amount receivable, from the close out of the foreign exchange hedge contracts and options with ANZ; and

IV.	any other amounts due and payable to ANZ pursuant to the terms of the QMAG Loan Facility arising from settlement of the QMAG Loan Facility.

(c)	Ensure that the Newmont Guarantor Entities are fully released from their guarantee of the QMAG Loan Facility and associated foreign exchange hedge contracts and options.

(d)	Ensure that the interim working capital loan of approximately A$2.5 million provided by RCF and Newmont Finance Pty Ltd to AMC, QMCK and QMCR at about the time of this Term Sheet is repaid from funding arranged to complete the acquisition.

(ii)	By no later than 31 March 2005, the Acquisition Entity must unconditionally pay (or cause to be paid) to AMC a further A$3.0 million.

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(iii)	On Settlement Date, RCF will provide AMC an unconditional guarantee up to a maximum amount of A$2.0 million (‘RCF Guarantee’) for (I) rehabilitation obligations in relation to the Gladstone demonstration plant, and (II) provision for AMT staff entitlements, so referred to in Dr Chris Rawlings letter of 2 August 2004 to Mr James McClements and Mr David Harquail (‘Guaranteed Obligations’) on the following terms:

(a)	AMC will use commercially reasonable efforts to reduce the Guaranteed Obligations;

(b)	AMC will have the right to call all or part of the RCF Guarantee with effect from Settlement Date for a period of up to 12 months after Settlement Date, only in the event (I) AMC is required to pay the Guaranteed Obligations and has insufficient funds on hand to make such payments, and (II) the Directors of AMC have resolved to close down the magnesium business of AMC;

(c)	if the full amount of the RCF Guarantee is called by AMC, (I) RCF will be issued such number of fully paid ordinary shares in AMC as would take their shareholding in AMC to 14.9%, and (II) the number of fully paid ordinary shares issued will reduce proportionally with lesser amounts of the RCF Guarantee so called;

(d)	RCF will be issued 66,265,465 options in AMC, exercisable into fully paid ordinary shares in AMC from Settlement Date for a period of up to 36 months after Settlement Date, at an exercise price of A$0.035 per option. If during the tenure of the RCF Guarantee described in this clause 2.iii) RCF converts all of the options into fully paid ordinary shares in AMC, the RCF Guarantee will be extinguished. In the event of a reorganization of the share capital of AMC after Settlement Date, the number of fully paid ordinary shares issued upon conversion of the options, and the exercise price will be adjusted in accordance with the ASX Listing Rules; and

(e)	If during the tenure of the RCF Guarantee described in this clause 2.iii), AMC issues shares to raise new equity capital exceeding A$2.0 million, (I) the RCF Guarantee will be extinguished in full, and (II) the amount of the RCF Guarantee will reduce proportionally with lesser amounts of new equity capital so raised by the issue of AMC shares.

(iv)	If, by the date 36 months after Settlement Date, AMC or any successor thereof is able to structure and implement a finance co-operation agreement in respect of the existing tax losses of AMC in accordance with the Income Tax Assessment Act, that generates additional value to AMC, then RCF or its nominee will be entitled to receive an amount equal to 25% of that additional value generated and will receive a payment in such amount as such value is realized. RCF will assist AMC in identifying any structures or arrangements that might lead to realization of any such additional value, but any decision to pursue any such arrangements shall be at the sole discretion of AMC.

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3.	AMC will:

(i)	Provide an indemnity to the Acquisition Entity and RCF in respect of any loss they suffer with respect to claims now or in the future by investors or any other persons in any way relating to the AMC distribution entitled securities, except where such loss is caused by the fraud or negligence of the Acquisition Entity or RCF (“AMC Indemnity”);

(ii)	On the Settlement Date, forgive the A$4.0 million loan to the QMAG Joint Venture and all amounts payable with respect thereto and any other debt that is owed by the QMAG Joint Venture, QMCK, QMCR and QMPL (or payable out of its assets) to AMC or any subsidiary of AMC that is not being acquired by the Acquisition Entity;

(iii)	[Provide, in a form satisfactory to Newmont, a full release by AMC and its affiliates, and by the officers and directors of AMC and its affiliates, from any and all payments, liabilities, obligations and claims against the Newmont Guarantor Entities and each of the officers, directors and employees of the Newmont Guarantor Entities;] and

(iv)	On the Settlement Date and on the date every three months thereafter, provide RCF with (I) a statement of cash position including an estimate of projected cash inflows and outflows of the AMC business for the period up to the date 12 months after Settlement Date (being the tenure of the RCF Guarantee) in a form consistent with Dr Chris Rawlings letter of 2 August 2004 to Mr James McClements and Mr David Harquail, and (II) a report on the status of the Guaranteed Obligations.

4.	Newmont will, in return for it being released as guarantor of the QMAG Loan Facility, for all other Newmont entities so being released, and for the release of any and all other payments, liabilities or obligations with respect to the QMAG JV, the employees of QMPL, and AMC and its subsidiaries, employees, directors, and officers (including any remaining obligations to AMC and its subsidiaries under the Heads of Agreement, subject to the consent (if required) of the State and Commonwealth):

(i)	Forgo outstanding guarantee fees in relation to the QMAG Loan Facility and foreign exchange hedge contracts and options with ANZ;

(ii)	Forgive the loan of A$5.0 million owed by AMC to Newmont established under the Heads of Agreement;

(iii)	Forgo amounts in dispute in respect of Mr David Grander;

(iv)	Procure that Newmont Finance Pty Ltd provides the Newmont Loan, subject to execution of definitive agreements acceptable to Newmont (acting reasonably), regarding such Loan, including subordination and security terms;

(v)	Release QMAG, QMCI, QMCK, QMCR, QMPL and QFPL from any and all other claims it may have against those entities or any of their assets; and

(vi)

Provide an indemnity to the Acquisition Entity and RCF in respect of any loss they suffer with respect to claims made now or in the future by investors or any other persons in any way relating to the AMC distribution entitled securities (“Newmont Indemnity”). The Acquisition Entity and RCF agree to exhaust all reasonable recourse against AMC under the AMC Indemnity prior to enforcing the Newmont Indemnity but where the loss is

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caused by the fraud or negligence of Newmont, the Acquisition Entity and RCF must exhaust all reasonable recourse against Newmont under the Newmont Indemnity prior to enforcing the AMC Indemnity.

5.	RCF will endeavour to arrange by the close of business in Queensland on 28 October 2004, a third party financier to have obtained credit approval and entered into formal documentation to provide a new term loan and working capital facility for QMAG of a combined amount in the order of A$15 to 20 million on terms acceptable to RCF (acting reasonably), and a performance guarantee in respect of QMAG’s environmental bond obligations to the Queensland Department of Natural Resources and Energy, subject to usual conditions to drawdown.

6.	AMC will withdraw following Settlement Date an amount of approximately $1.8 million in cash held in bank accounts with NAB and Westpac, collateralizing QMAG’s environmental bond obligations to the Queensland Department of Natural Resources and Energy. AMC is required to pass on these funds to the Queensland State and Commonwealth Government’s under the Deed of Transfer and Release of 6 July 2004.

7.	The following are conditions precedent to completion of the transaction contemplated by this Term Sheet.

(i)	AMC specific conditions include:

(a)	RCF acknowledges that the current QMAG management and employees are required to operate the QMAG business and undertakes to cause the Acquisition Entity to assume the responsibilities and liabilities pertaining to their employment contracts and any other employee and industrial arrangements in force as at Settlement Date.

(ii)	RCF specific conditions include:

(a)	Successful arrangement of a new term loan and working capital facility and performance guarantee facility for QMAG in accordance with clause 5;

(b)	Newmont Finance Pty Ltd entering into formal documentation to provide the Newmont Loan, subject only to usual conditions to drawdown; and

(c)	Foreign Investment Review Board approval (if required).

(iii)	General conditions include any other regulatory approvals (other than Foreign Investment Review Board approval) or third party consents required in respect of the sale and purchase of QMAG on the terms set out in this Term Sheet, including but not limited to any AMC shareholder approvals required under the ASX Listing Rules and the Corporations Act.

8.	AMC agrees to use its best endeavours to do the following on or before the Settlement Date:

(i)	obtain waivers from the former holders of the land underlying the QMAG mining leases waiving their pre-emptive rights to re-purchase AMC’s 50% interest in that land on its sale to the Acquisition Entity;

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(ii)	obtain confirmation from the Queensland Department of Natural Resources and Energy that no water licence is required in relation to the Kunwarara mine;

(iii)	obtain approval by the EPA of the Environmental Management Overview Strategy submitted by AMC in July 2003;

(iv)	obtain the approval of Ergon Energy Pty Ltd to an amendment to the Electricity Connection Agreement for the Parkhust facility by reducing the load factor to 0.8; and

(v)	complete the assignment of the trade mark “QMAG” from ASIC to the Acquisition Entity or its nominee.

In addition, AMC agrees to provide RCF with the draft meeting materials in respect of the AMC shareholder approval required to give effect to the transaction contemplated by this Term Sheet and with a draft of any public announcement in relation to the transaction contemplated by this Term Sheet, prior to release.

9.	The following general conditions apply in respect of the transaction contemplated by this Term Sheet.

(i)	Settlement Date

Settlement Date is defined to mean the date that is 2 Business Days after the date on which all conditions precedent to completion of the transaction contemplated by this Term Sheet have been satisfied.

(ii)	Legal Costs

Each party shall pay its own legal and other costs and expenses of negotiating, preparing, executing and performing its obligations in respect of the transaction contemplated by this Term Sheet.

(iii)	Stamp Duty

The Acquisition Entity shall pay all stamp duty assessed in relation to the sale and purchase contemplated by this Term Sheet.

(iv)	Governing Law

This Term Sheet and any document arising from it will be governed by the law in force in Queensland.

(v)	Goods and Services Tax

Any supply in respect of the transaction contemplated by this Term Sheet is GST exclusive and to the extent that GST is payable in relation to any taxable supply with respect to the transactions contemplated by this Term Sheet, the party liable to pay that GST will be indemnified by the other party for the amount of that GST, provided that the first party provides the other party with a tax invoice for that amount.

(vi)	Time is of the Essence

Each party to this Term Sheet acknowledges the time and cash constraints imposed on AMC under the Deed of Transfer and Release, in particular the requirement to remit A$3 million to the Queensland State and

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Commonwealth Government’s if AMC has not become an externally administered body corporate or the Directors of AMC have not resolved to close down the business of AMC (other than QMAG) by 30 September 2004.

Each of the parties shall therefore use their best endeavours to satisfy all of the conditions precedent outlined in clause 7 of this Term Sheet (other than the requirement for Shareholder and FIRB approval), and to negotiate and execute formal documentation to effect the transaction, by the close of business in Queensland on 28 October 2004. AMC agrees to use its best endeavours to obtain shareholder approval by 4 November 2004. RCF will use its best endeavours to obtain FIRB approval as soon as possible.

(vii)	RCF shall procure:

(a)	incorporation of the Acquisition Entity;

(b)	that the Acquisition Entity enters into the formal documentation in relation to the sale and purchase contemplated by this Term Sheet; and

(c)	subject to satisfaction of the conditions precedent in the sale and purchase agreement, that the Acquisition Entity has adequate funds to meet its financial obligations set forth in clause 2, paragraphs (i), (ii) and (iii) of this Term Sheet.

(viii)	Binding Agreement

This Term Sheet binds each of the parties hereto to act in good faith and to use its best efforts to enter into appropriate definitive documentation memorializing the transactions summarized herein as soon as practicable, and in all events by no later than the close of business in Queensland on 28 October 2004. Such formal documentation will be consistent with but set out more fully the terms of the transactions contemplated by this Term Sheet and will include commercially reasonable representations, warranties, undertakings, indemnities and events of default consistent with usual industry practice for transactions of the type contemplated by this Term Sheet, including, without limitation, in relation to the sale agreement representations by the vendors in relation to the matters listed in schedule 1 to this Term Sheet and such other representations as considered appropriate following completion of RCF’s due diligence investigations, and representations by the Acquisition Entity, RCF and Newmont in relation to the matters listed in schedule 2 to this Term Sheet.

(ix)	Effective Date

The effective date hereof will be 24 September 2004, regardless of the dates of execution by the respective parties.

(x)	Obligations interdependent

The obligations of each of the parties under the Term Sheet are dependent upon the other parties fulfilling their obligations under this Term Sheet.

(xi)	Counterpart Execution

This Term Sheet may be executed in counterparts and such counterparts, as executed, may delivered by one party to another party hereto by facsimile.

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Signed by an authorized representative of Australian Magnesium Corporation Limited	Date: 27/9, 2004

/s/ C.D. Rawlings	C.D. Rawlings, Director
Signature	Name / Title

Signed by an authorized representative of Australian Magnesium Operations Pty Ltd	Date: 27/9, 2004

/s/ C.D. Rawlings	C.D. Rawlings, Director
Signature	Name / Title

Signed by an authorized representative of QMC Investments Pty Ltd	Date: 27/9, 2004

/s/ C.D. Rawlings	C.D. Rawlings, Director
Signature	Name / Title

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Signed by an authorized representative of QMC (Kunwarara) Pty Ltd	Date: 27/9, 2004

/s/ C.D. Rawlings	C.D. Rawlings, Director
Signature	Name / Title

Signed by an authorized representative of QMC Refmag Pty Ltd	Date: 27/9, 2004

/s/ C.D. Rawlings	C.D. Rawlings, Director
Signature	Name / Title

Signed by an authorized representative of Queensland Magnesia Pty Ltd	Date: 27/9, 2004

/s/ C.D. Rawlings	C.D. Rawlings, Director
Signature	Name / Title

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Signed by an authorized representative of

Resource Capital Fund III L.P.

By Resource Capital Associates III L.P., G.P.

By RCA III GP L.L.C., G.P.	Date: Sept. 26, 2004

/s/ James McClements	James McClements, Senior Partner
Signature	Name / Title

Signed by
Newmont Australia Limited by its duly authorized attorneys Robert John Perring and Peter Harrison Holden	Date: Sept. 27, 2004

/s/ R. J. Perring	R. J. Perring, Attorney Under Power
Signature	Name / Title

/s/ P. H. Holden	P. H. Holden, Attorney Under Power
Signature	Name / Title

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Schedule 1

List of types of representations and warranties by Vendors

1.	Capacity

(a)	Necessary corporate action by Vendors to perform agreement

(b)	Vendors’ authority to transfer title

(c)	No receiver appointed to the Assets or the Business

(d)	No liquidation or official management

(e)	No insolvency or inability to pay debts

(f)	No mortgagee in possession of the Assets or the Business

2.	Financial Statements

(a)	Present a true and fair view of financial position

(b)	Disclose all liabilities.

(c)	Consistent preparation of statements

3.	Period since Financial Statements Balance Date

(a)	No material adverse change

(b)	No material effect on operations

(c)	Business carried on in normal course

(d)	No debts released or settled

(e)	No dividends declared

(f)	No Event of Insolvency or Prescribed Occurrence

4.	Assets

(a)	Vendors’ title to Assets

(b)	All Assets will be free from encumbrances and third party rights or interests on the Settlement Date

(c)	Title to Pass to Purchaser

(d)	Condition of Assets

(e)	The Assets comprise all of the Assets of the Business

(f)	Benefit of warranties relating to the Assets to be assigned to Purchaser

(g)	No litigation in relation to the Assets

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(h)	No Lease of Assets, no sale of Assets on deferred terms

5.	Sale Shares

(a)	Registered holder

(b)	Entire issued capital

(c)	Free of Encumbrances

(d)	Lawful title

(e)	Shares fully paid

(f)	No options

(g)	No other allotments

6.	Tenements

(a)	Registered holder of Tenements

(b)	Authority to transfer interest

(c)	Valid grant and good standing

(d)	No profit arrangements

(e)	Notice of default

(f)	Applications for exemption from expenditure requirements lodged where appropriate

(g)	No person other than Vendors have mining or exploration rights over the Tenements

(h)	No legal action in relation to the Tenements

(i)	No environmental liabilities

(j)	No environmental orders

(k)	Mining Information complete

(l)	Native title claims and Native Title Agreements fully disclosed

(m)	No caveats, land claims, sacred site applications or other claims, except as disclosed

7.	Authorities

(a)	Authorities to own Assets and carry on Business

(b)	No water licences required, subject to clause 8(b)

(c)	No revocation or variation of Authorities

(d)	No contravention of Authorities

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(e)	Compliance with laws

8.	Contracts

(a)	Particulars of all material contracts provided to Purchaser

(b)	All contracts enforceable

(c)	No contracts liable to be terminated

(d)	No material breach of contracts

(e)	No outstanding breach of Meridian Lease

(f)	No outstanding breaches in relation to Plant Sale Agreement

(g)	No liability of the Purchaser arising by entering into the agreement

(h)	No default by other parties to contractual arrangements

(i)	No third party rights to terminate contracts

(j)	No contracts unable to be fulfilled

(k)	No customers and suppliers to cease trading

(l)	No adverse contractual arrangements

(m)	Complete disclosure of all QFPL financing agreements

9.	Premises

(a)	Premises not adversely affected by any orders or regulations

(b)	Performance and observance of covenants and restrictions

(c)	No environmental contamination

10.	Material disclosure

(a)	All material information fully disclosed

(b)	All information true complete and accurate

(c)	No representation contains material error or mis-statement

(d)	No representation or warranty omits material fact

(e)	No adverse acts

(f)	Material facts and matters

11.	Employees

(a)	Employees’ particulars provided to Purchaser are true and correct

(b)	All material terms of employment provided to Purchaser

14

(c)	Transfer of employees

(d)	No violation of employment laws

(e)	No employment of additional employees

(f)	Taxes paid from employees’ wages

(g)	No claims by employees

(h)	No labour dispute

(i)	No enterprise agreement or agreement with unions

(j)	No share scheme

12.	Superannuation

(a)	All material documents disclosed to Purchaser

(b)	No claims for breach of duty

(c)	All claims disclosed

(d)	Compliance with trust deed and laws

(e)	No additional contributions required

13.	Information disclosed

(a)	Full disclosure of all information

14.	Carry on Business

(a)	Benefit of goodwill

(b)	Continued service of employees

(c)	Conduct of Business in ordinary course

(d)	Conduct pending Completion

15.	General

(a)	No legal action

(b)	All insurances in full force and all insurable assets insured

(c)	No powers of attorney

(d)	Vendors own all Intellectual Property

(e)	Stamp Duties

(f)	No Tax Dispute and paid all Taxes when due

15

16.	Absence of changes

(a)	Absence of changes other than as set out in the Disclosure Letter

16

Schedule 2

List of types of representations and warranties by Acquisition Entity

(a)	Necessary corporate action by Acquisition Entity to perform agreement.

(b)	Acquisition Entity’s authority to acquire title.

(c)	No receiver appointed to the assets or the business of the Acquisition Entity.

(d)	No liquidation or official management.

(e)	No insolvency or inability to pay debts.

(f)	No mortgagee in possession of the assets or the business of the Acquisition Entity.

List of types of representations and warranties by RCF

(a)	Necessary corporate action by RCF to perform agreement.

(b)	No receiver appointed to the assets or the business of RCF.

(c)	No liquidation or official management.

(d)	No insolvency or inability to pay debts.

(e)	No mortgagee in possession of the assets or the business of RCF.

List of types of representations and warranties by Newmont and Newmont Finance Pty Ltd

(a)	Necessary corporate action by Newmont and Newmont Finance Pty Ltd to perform agreement.

(b)	No receiver appointed to the assets or the business of Newmont and Newmont Finance Pty Ltd.

(c)	No liquidation or official management.

(d)	No insolvency or inability to pay debts.

(e)	No mortgagee in possession of the assets or the business of Newmont and Newmont Finance Pty Ltd.

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Schedule 3

1.	RELEASE

1.1	Subject to clause 2.3, AMC hereby unconditionally releases and forever discharges the Releasees from all Claims:

(a)	arising out of any dealing between AMC and the Releasees of any nature whatsoever prior to the date of this deed poll;

(b)	whether or not such Claims are presently known or unknown to AMC or the Releasees, including claims which AMC is not and could not be aware of;

(c)	without limitation by reference to the specific releases contained in clause 2.2 of this deed poll;

(d)	which AMC could, or might but for this deed poll have or have had against the Releasees.

1.2	For the avoidance of doubt, but without in any way limiting the scope of the release contained in clause 2.1, AMC hereby unconditionally releases and forever discharges the Releasees from all Claims arising directly or indirectly out of or in any way in connection with:

(a)	any Agreement, including any Claims arising directly or indirectly out of or in any way in connection with:

(i)	clause 4 of the Heads of Agreement;

(ii)	the Amended Facility Agreement or the documents defined as “Transaction Documents” in clause 1.1 of Schedule 2 of the Amended Facility Agreement; or

(iii)	in relation to the entitlements of employees of Queensland Magnesia Pty Ltd pursuant to the Employees Letter; or

(b)	the events and circumstances surrounding or giving rise to entry into any of the Agreements or any dealings of any nature whatsoever and howsoever in relation thereto.

1.3	Limitation upon release in clauses 2.1 and 2.2(b)

Notwithstanding clauses 2.1 and 2.2(b), but without in any other way affecting the releases and discharges in clause 2.2, the provisions of clause 2.1, and the provisions of clause 2.2(b) as relates to the events and circumstances surrounding or giving rise to entry into the Heads of Agreement, shall in no way apply to, prevent, restrict, prohibit or be pleaded as a bar to AMC or any of their respective officers and directors from making a Claim against the Releasees where all of the following are satisfied:

(a)	where legal proceedings are commenced against AMC or any of their respective officers and directors by a person who has invested money in the capital of Australian Magnesium Corporation Limited, ABN 51 010 441 666, not being proceedings that have been instituted as at the date of the execution of this deed poll by the last of the parties to it (AMC Claim);

18

(b)	where the AMC Claim is an unliquidated claim for damages, arising other than by reason of breach of agreement, deed, contract or undertaking by AMC, except under the Prospectus; and

(c)	where the Claim made against the Releasees is to seek contribution or an indemnity from the Releasees for a sum not exceeding the quantum of loss or damage sought in the AMC Claim.

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Appendix II

Friday, 24 September 2004	Queensland Magnesia Project

Queensland Magnesia Project

Indicative Terms Sheet

Disclaimer

Please understand that we have neither sought nor obtained credit approval, which our bank requires as a condition to any formal undertaking. Therefore these Indicative Terms and Conditions should not be construed as a commitment to enter into this specific transaction or provide the Facilities. These Indicative Terms and Conditions are not intended to be all inclusive and the final transaction documentation will incorporate such amendments or contain further conditions, undertakings, representations and warranties, events of default and other provisions as may be considered necessary or appropriate by ABN AMRO Bank N.V., Australian Branch (ABN 84 079 478 612) for a transaction/facility of this nature. Any subsequent facility document would comprehensively detail the conditions upon which the Facilities would be offered. This Terms Sheet only indicates terms and conditions that, if acceptable in principle to the Sponsor, will broadly form the basis of our request for formal bank credit approval.

Friday, September 24, 2004

Friday, 24 September 2004	Queensland Magnesia Project

Section 1:	Project

Project:	The Queensland Magnesia Project (“the Project”) located in central Queensland, north of Rockhampton, comprising the Kunwarara mining operation and Parkhurst processing facilities and all things ancillary to them.

Section 2:	Parties

Sponsor:	Resource Capital Fund III L.P. (“RCFIII”)

Borrower:	Newco Pty Ltd (“Newco”)

Guarantors:	New Co 2
New Co 3
QMC Kunwarara Pty Ltd
QMC Refmag Pty Ltd
Queensland Magnesia Pty Ltd

Lender:	ABN AMRO Bank NV, Australian Branch (“AAB”)

Section 3:	Senior Facilities

Facilities and
Amounts:	Provided in 4 tranches with Amounts described below.

Description	Amount
Term Facility	AUD20 million
Working Capital Facility	AUD4 million
Bank Guarantee Facility	AUD1.8 million
Risk Management Facility	AUD[ ] million [NB: As determined by Newco’s hedging policy]

[NB: Subject to the Queensland DNRM / EPA requirements for amount of Bank Guarantee yet to be finally determined but may exceed AUD1.8m]

Security Trustee
& Agent:	ABN AMRO Australia Limited

Purpose:	The Borrower will use the Term Facility for the following purposes:

•       to fund part of the acquisition of the Project (including upfront costs) and repayment of an interim working capital loan of up to A$2.5 million, provided equally as between the Sponsor and Newmont Mining Limited, prior to the acquisition of the Project;

• to fund all or part of the deferred purchase consideration due to AMC as part of the acquisition;

• to fund part of the capital expenditure program associated with optimising the Project on the various projects outlined below; and

• to fund transaction interest and other financing costs associated with the Facilities being provided by the Lender.

Friday, 24 September 2004	Queensland Magnesia Project

The Borrower will use the Working Capital Facility to fund working capital movement, as required.

The Borrower will use the Bank Guarantee Facility to provide rehabilitation and other forms of bonding required by various Queensland Government Authorities.

Term Facility
Sub Limits:	Drawings under the Term Facility will be conditional upon meeting applicable Conditions Precedent for each of the items as follows:

Purpose	Sub Commitment Amount (AUD million)
1. To fund part of the acquisition of the Project (including upfront costs)	7

2. To fund all or part of the deferred consideration due AMC as part of the acquisition	3

3.      To fund part of the capital expenditure program associated with optimising the Project, including any combination of the following:

i)        Relocating and/or upgrading the processing equipment at KG2;

ii)      The purchase and construction of a new rotary kiln primarily used to produce a new single-burn magnesia product;

iii)     Acquisition of the Cement Australia plant;

iv)     Capital improvements to the Cement Australia plant (whether owned or to facilitate treatment of multiple streams on a tolling basis);

v)       Purchase of the Yaamba tenements;

vi)     Modifications to screening arrangements together with an alternate trucking fleet;

vii)    Relocating and/or upgrading the processing equipment at KG1; and

viii)   Improvements to the Parkhurst processing facilities to facilitate segregation of product streams

10

Currency:	Australian dollars (“AUD”).

Facility Maturity
Date:	The earlier of:

• The date when the Term Facility has been fully repaid; and

• The Facility Sunset Date.

On the Facility Maturity Date, the corresponding Amount for the Term and Working Capital Facilities shall reduce to zero and any outstanding monies must be repaid (or in the case of the Bank Guarantee Facility, fully cash collateralised).

Friday, 24 September 2004	Queensland Magnesia Project

Facility Sunset Date:	31 December 2009

Availability Period:	The Term Facility will be available after execution of all loan documents and satisfaction of all applicable Conditions Precedent until 30 September 2006.
The Working Capital Facility will be available after execution of loan documents and satisfaction of all Conditions Precedent until the Facility Maturity Date.

Financial Close:	[ca 30 October 2004]

Drawdowns:	Drawings upon the Term Facility will be allowed during the Availability Period and in accordance with the Base Case Financial Model and Agreed Development Plan. Drawdowns for specific project capital expenditure will be subject to a Cost to Complete Test which will be drawn up by the Borrower; in essence the Cost to Complete Test will ensure that there are sufficient funds to complete the relevant project.

Drawings upon the Working Capital Facility in the usual manner for a facility of this type.

Drawings upon the Bank Guarantee Facility – initial single draw down at the Financial Close in favour of Queensland Government Authorities when existing Bank Guarantees are returned.

Utilisations under the Risk Management Facility per the hedging program.

Drawings under the Term Facility and Working Capital Facility must be:

• for minimum amounts of AUD0.5 million; and

• in multiples of AUD250 thousand

for a Funding Period selected by the Borrower up until 30 days prior to the Facility Maturity Date. The aggregate amount of Drawings must not exceed the Amount for the corresponding Facility.

Term Facility Scheduled
Repayments:	Scheduled principal repayments on the Term Facility will comprise an equal share of all principal repayments or other cash distributions made on any lower ranking debt instrument (other than the ABN AMRO Subordinated Debt Facility). For the avoidance of doubt, the Borrower shall not be permitted to make any principal repayment or other cash distribution on any lower ranking debt instrument until the ABN AMRO Subordinated Debt Facility has been repaid in full.

Term Facility Voluntary
Prepayments:	In addition to Scheduled Repayments, the Borrower may make further principal repayments on the Term Facility (“Voluntary Prepayments”) on rollover dates or at other times as agreed with the Lender, without penalty (except for any ‘break costs’). Voluntary Prepayments shall be applied in inverse order of maturity and shall not be available for redrawing.

Friday, 24 September 2004	Queensland Magnesia Project

Working Capital
Facility Repayments:	There will be no set principal repayments of the Working Capital Facility. The Borrower may repay and redraw drawings under the Working Capital Facility at the end of any Interest Period. All drawings under the Working Capital Facility must be repaid on the Facility Maturity Date.

Agreed Development
Plan (“ADP”):	A plan for the sustained operation of the Project and the various capital projects to expand the Project.

Section 4:	Subordinated Debt Facility

Facility
Amount:	AUD10 million.

Purpose:	The Borrower will use the Subordinated Debt Facility to part fund the capital expenditure program associated with optimising the Project as set out in the ADP.

Drawdowns:	Drawings upon the Subordinated Debt Facility will be allowed during the Subordinated Debt Availability Period and in accordance with the Base Case Financial Model and ADP.

Subordinated Debt Facility
Maturity Date:	The earlier of:

• The date when the Subordinated Debt Facility has been fully repaid; and

• The Subordinated Debt Facility Sunset Date.

• On the Subordinated Debt Facility Maturity Date, the Amount of the Facility shall reduce to zero and any outstanding monies must be repaid.

Subordinated Debt Facility
Sunset Date:	31 December 2009

Subordinated Debt
Availability Period:	The Subordinated Debt Facility will be available after execution of all loan documents and completion of all applicable Conditions Precedent until 30 September 2006.

Mandatory
Repayments:	Mandatory principal repayments on the Subordinated Debt Facility will comprise 100% of cash flow available for Subordinated Debt Service (being the amount available after allowing for an amount of approximately A$[3] million for operating expenses).

Voluntary
Prepayments:	In addition to Mandatory Repayments, the Borrower may make further principal repayments on the Subordinated Debt Facility (“Voluntary Prepayments”) on rollover dates or at other times as agreed with the Lender, without penalty (except for any ‘break costs’). Voluntary

Friday, 24 September 2004	Queensland Magnesia Project

Prepayments shall be applied in inverse order of maturity and shall not be available for redrawing.

Options:	The Lender will be provided with options to subscribe for ordinary shares in Newco by the Sponsor granting to the Lender 1.5 million options, to acquire part of the Sponsor’s shareholding in Newco’s ordinary shares with a strike price of AUD1.50 per ordinary share, with such options exercisable at any time over the period commencing at Financial Close and terminating at the Subordinated Debt Facility Sunset Date. The number of options will represent approximately 7.6% of the fully diluted share capital of Newco at the time of Completion.

Upon the occurrence of a Value Crystallisation Event any options granted to the Lender to subscribe for Newco shares, unless exercised by the Lender at that time, will automatically lapse.

Value Crystallisation
Event:	An event that crystallises the value of the Project by the Sponsor monetising all or part of the original purchase consideration, via one or more third parties including but not limited to an initial public offering of Newco shares or a trade sale.

Friday, 24 September 2004	Queensland Magnesia Project

Section 5:	Risk Management Facility

Facility:	Risk Management Facility.

Counterparty:	The Borrower.

Hedge Providers:	The Lender and ABN AMRO Bank NV (UK Branch) (as applicable).

The Borrower may also enter into further unsecured hedging arrangements with third party providers subject to the Negative Undertaking set out below. The Borrower shall advise the Lender of all such third party hedges entered into for the purposes of monitoring compliance with the Negative Undertaking.

Risk Management:	The Borrower will maintain a prudent risk management program to control interest rate and foreign currency movements. As a result, the Borrower will have flexibility to enter into interest rate and currency hedging designed to reduce financial risk. The Borrower must enter into the Minimum Hedging Program acceptable to the Lender. Over the term of the Facilities, the Minimum Hedging Program will be structured with regards to production, cash flow and debt service.

Purpose:	To partially mitigate its exposure to movements in the AUD:USD, AUD:EUR, AUD:JPY and commodity pricing; and predominantly mitigate its exposure to interest rates.

Facility Limit:	The limit will be sufficient to undertake the Minimum Hedging Program.

Maximum Tenor:	31 December 2009.

Negative
Undertaking:	The Borrower shall not transact more than the cash flows arising from 90% of production in any one year to committed hedging products and for terms not exceeding 24 months.

Minimum Hedging
Program:	During the term of the Facilities, the Borrower will maintain a minimum hedging program with the Lender that comprises the following provided that the Lender will provide such hedging program on commercially competitive terms:

•      with respect to the AUD:USD, AUD:EUR and AUD:JPY basket of currencies, 100% of all non-AUD capital expenditure, 90% of all AUD-denominated operating costs and finance charges for the period up to 12 months from Financial Close under the Facility Agreement, and 75% of AUD-denominated operating costs and finance charges for the period following the first 12 month period and up to 24 months, on an annual rolling basis; and

• with respect to interest rates, hedge 90% of its floating interest rate exposure on the basis of forecasts generated by the BCFM;

Friday, 24 September 2004	Queensland Magnesia Project

Section 6:	Interest, Fees & Costs

Interest Payments:	Interest will be paid at the end of each Interest Period.

Interest Period:	30, 60 or 90 day-periods as selected by the Borrower, or such other period as agreed to by the Lender.

Base Rate:	The Bank Bill Rate for an Interest Period means:

(a.)    the rate determined by the Agent to be the average bid rate quoted on the page BBSY on Reuters, at 11:00am (Sydney time) on the first business day of the relevant period (rounded up to four decimal places), for a term equivalent to the period; or

(b.) if:

(i) for any reason that rate is not displayed for a term equivalent to that period; or

(ii)     the basis on which that rate is displayed is changed and in the reasonable opinion of the Agent it ceases to reflect the Lender’s cost of funding to the same extent as at the relevant date of the Finance Documents, then the Bank Bill Rate will be the rate determined by the Agent to be average of the buying rates quoted to it by three leading Australian banks selected by it at or about that time for that date. The buying rates must be for bills of exchange accepted by an Australian bank and which have a term equivalent to the period.

Interest Rate:	Base Interest Rate plus Margin.

Margin:	Per the table below:

Term Facility	From Financial Close until 31/12/06	2.25%

	From 1/1/07 to 31/12/08	2.50%

	From 1/1/09 to 31/12/09	2.75%
Working Capital Facility		1.50%
Bank Guarantee Facility		0.95%
Subordinated Debt Facility		4.00%

Commitment Fees:	1.00% per annum payable quarterly in arrears on the available but undrawn and uncancelled Amount, payable quarterly in arrears from Financial Close.

Arranging Fee:	An arranging fee of 2.00% flat of the Senior Facilities Commitments (with the exception of the Risk Management Facility) will be paid to the Lender; 20% due and payable on the Acceptance Date (non-refundable) and the remainder due upon Financial Close.

An arranging fee of 2.50% flat of the Subordinated Debt Facility Commitment will be paid to the Lender; 20% due and payable on the Acceptance Date (non-refundable) and the remainder due upon Financial Close.

Friday, 24 September 2004	Queensland Magnesia Project

Security Trustee Fee:	A fee of AUD20,000 p.a will be payable half yearly in advance to the Security Trustee, commencing on the execution date of the Facility Agreement, and thereafter each half year until the Maturity Date.

Costs and Expenses:	All costs incurred in the negotiation, preparation, execution and enforcement of the Facilities (including an annual site visit) will be to the account of the Borrower including but not limited to legal documentation, stamp duty, independent technical expert(s) and reasonable out of pocket expenses incurred by the Lender. Prior to the commitment of substantial expenses and where possible, the Lender will obtain estimates of costs and seek approval from the Borrower. The Finance Documents also will contain the normal Cost, Increased Cost (gross up provisions), Illegality, charges, expenses and indemnity provisions for facility arrangements of this nature.

The Borrower will only pay for the costs of up to two Lender representatives for each annual site visit. Other Lender representatives will be permitted to attend subject to those costs being met by the applicable Lender.

Taxes and Stamp
Duties:	All fees and expenses proposed are exclusive of any value added, goods and services or similar types of Taxes. To the extent that these taxes are chargeable by the Lender or its consultants or any other party in respect of any supply in connection with the Project or the Facilities, the amount of these Taxes will be for the Borrower’s account. The Borrower shall pay all stamp duties and similar duties payable in respect of the Transaction Documents. All payments made by the Borrower will be made free and clear of any present and future taxes, imposts, duties, deductions or withholdings of whatever nature and without set-off or counterclaim.

Friday, 24 September 2004	Queensland Magnesia Project

Section 7:	Security

Transaction
Documents:	The Transaction Documents will comprise:

(a) The Finance Documents; and

(b) The Project Documents.

Finance Documents:	The Finance Documents will include:

(a) Sale and Purchase Agreement;

(b) Equity Subscription Agreement;

(c) Subordinated Funding Agreements with -;

(i) the Lender;

(ii) the Sponsor;

(iii) Newmont,

(d) Facility Agreement;

(e) ISDA Master Agreement;

(f) Security Trust Deed including subordination arrangements between the Lender, the Sponsor and Newmont;

(g) Any Bank Guarantee;

(h) Bank Account Deed;

(i) The Security;

(j) Deed of Priority in relation to Meridian Leveraged Lease; and

(k) Any other documents reasonably ancillary to them.

Terms and Conditions included in the Finance Documents will be standard for transactions of this nature.

Project Documents:	The Project Documents will comprise material contracts affecting the sustained operation of the Project, including without limitation, any residual/retained mining contracts, utilities supply contracts (natural gas, water and electricity) and all product off-take agreements. In future, any design, procurement and construction contracts (for example, for the rotary kiln expansion, Ravensthorpe Nickel Project-related opportunity or mine optimisation) will also be captured as Project Documents.

Sponsor and Newmont
Subordinated Debt:	It is acknowledged that the Borrower proposes to enter into the following facilities:

(a)     Sponsor Tranche 1 Subordinated Debt: a facility to be provided by the Sponsor for up to the US Dollar equivalent of A$15 million to part fund the acquisition of the Project, which facility will rank for repayment after the Term Facility and ABN AMRO Subordinated Debt Facility but before the Newmont Subordinated Debt;

(b)     Newmont Subordinated Debt: a facility to be provided by Newmont for up to the US Dollar equivalent of A$30 million to part fund the acquisition of the Project, which facility will rank for repayment after the Term Facility, ABN AMRO Subordinated Debt Facility and the Sponsor Tranche 1 Subordinated Debt and Sponsor Tranche 2 Subordinated Debt (collectively the Sponsor Subordinated Debt); and

Friday, 24 September 2004	Queensland Magnesia Project

(c)     Sponsor Tranche 2 Subordinated Debt: a facility to be provided by the Sponsor for up to A$7 million to part fund future capital expenditure requirements for the Project, which facility will rank for repayment after the Term Facility and ABN AMRO Subordinated Debt Facility but before the Newmont Subordinated Debt.

Security Trust
and Ranking:	The Security will be granted to the Security Trustee for the beneficiaries in accordance with the Security Trust Deed. Ranking of beneficiaries under the Security Trust Deed will be as follows:

• ABN AMRO will be the first ranking beneficiary in respect of the obligations under the Senior Facilities and the Subordinated Debt Facility;

• the Sponsor will be the second ranking beneficiary in respect of the obligations under its Sponsor Tranche 2 Subordinated Debt facility (expansion funding tranche); and

•       the Sponsor and Newmont will be the third ranking beneficiaries in respect of the obligations under the Sponsor Tranche 1 Subordinated Debt facility (acquisition funding tranche) and Newmont’s Subordinated Debt Facility.

Security:	The Security will include:

(a)     First ranking registrable fixed and floating charge over all of the current and future assets of the Borrower and each wholly owned subsidiary of the Borrower (“Subsidiaries”), including first ranking charge over all production from the Project and sold by the Borrower (or its Subsidiaries) therefrom;

(b) Guarantees from each of the Subsidiaries;

(c) Security over all mining leases and exploration permits (and any other similar instrument);

(d) First ranking share mortgage over the Sponsor’s shareholding in the Borrower;

(e) Tripartite agreements in relation to material Project Documents;

(f) Assignment of rights under insurance policies;

(g) First ranking charge over all Accounts;

(h) Assignment by way of security of Borrower’s hedging contracts;

(i) Assignment by way of security of all material agreements, concessions and permits to operate the Project; and

(j) Other security as required to perfect the Security and provide Project finance security for a transaction of this nature.

Governing Law:	The laws of Queensland will govern the Finance Documents and Security.

Jurisdiction:	The courts of Queensland will govern any action brought under the Finance Documents.

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Section 8:	General Terms of the Facilities

Operating Accounts:	Typical accounts established for the purpose of operating the Project to be established in [TBD]. [NB: The Lender will negotiate with the Borrower as to where the optimal location for these accounts will be.]

Disbursement
Account:	The Borrower will establish a Disbursement Account at a location to be agreed in Australia, which will be controlled by the Lender. All Sponsor Equity (see Section 10(d)) and subordinated debt funding contributed by the Sponsor to part fund the acquisition of the Project pursuant to the Sponsor Tranche 1 Subordinated Debt facility, all subordinated funding provided by Newmont and all initial Drawings under the Term Facility will be deposited into the Disbursement Account. Funding contributed by the Sponsor pursuant to the Sponsor Tranche 1 Subordinated Debt facility and Newmont will be fully disbursed (or co-disbursed, as Completion mechanics demand) by the Borrower under the Base Case Financial Model before the drawing of any amounts from the Term Facility. Any balance remaining in the Disbursement Account at the Completion Date, not required for settlement of the acquisition will be used to fund the Reserve Liquidity Account (“RLA”) obligations with any surplus then deposited in the Proceeds Account. [NB: The mechanism of operating this Account to be agreed with the Borrower.]

Proceeds Account:	The Borrower will establish a Proceeds Account at a location to be agreed in Australia, which will be controlled by the Borrower (as co signatory with the Lender).

An Authorised Officer of the Lender will be appointed as a co-signatory to the Proceeds Account with the intention that, after the occurrence of an Event of Default and whilst it is continuing, the Proceeds Account may only be operated by an Authorised Officer of the Lender but prior to the occurrence of an Event of Default the Proceeds Account may be operated by the Borrower without requiring co-signing by the Authorised Officer of the Lender.

The Borrower shall deposit or ensure that there is deposited into the Proceeds Account the following amounts:

1. Drawings under the ABN AMRO Subordinated Debt Facility and Term Facility;

2. Drawings under the Sponsor’s Subordinated Debt Facility;

3. Drawings under the Working Capital Facility;

4. All operating revenues;

5. Any amounts received by the Borrower in respect of the sale or disposal of all or any parts of its assets;

6. Any interest received;

7. Net proceeds of any interest rate or foreign exchange rate;

8. Any insurance proceeds, including in respect of business interruption; and

9. Any amount received by way of damages, liquidated or otherwise.

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The Borrower will be permitted to make payments from the Proceeds Account for each of the following when due and in the following order of priority:

1. Operating and sustaining capital expenditures;

2. Royalties and taxes payable;

3. Capital expenditure for Approved Projects;

4. Amounts payable under the Minimum Hedging Program;

5. Finance charges including interest costs, fees and expenses payable under the Senior Debt Facilities;

6. Finance charges including interest costs, fees and expenses payable under the ABN AMRO Subordinated Debt Facility;

7. RLA obligations;

8. Voluntary principal repayments of the Working Capital Facility;

9.       100% of cashflow available for Subordinated Debt Service (being the amount available after allowing for an amount of approximately A$[3] million for operating expenses), as mandatory principal repayment of the ABN AMRO Subordinated Debt Facility;

10.     To the extent a payment is made, rateably to each of the Term Facility and the Sponsor’s Subordinated Debt Facility (both tranches), where such a payment is applied as a principal repayment payable under the Sponsor’s Subordinated Debt Facility;

11. Finance charges including interest costs, fees and expenses payable under the Newmont Subordinated Debt Facility;

12. Newmont Subordinated Debt principal repayment obligations;

13. Other Discretionary Hedging payments if any; and

14. Distributions to the Sponsor.

For the avoidance of doubt, no distributions or repayments of subordinated debt will be allowed to the Sponsor or Newmont until such time as the ABN AMRO Subordinated Debt Facility is fully repaid.

A reconciliation of the Proceeds Account will be provided to the Lender on a quarterly basis.

The obligation of the Borrower to maintain the Proceeds Account and RLA will cease to apply upon repayment of the ABN AMRO Subordinated Debt Facility and the Term Facility.

Reserve Liquidity
Account:	The Borrower will be required to establish a RLA with the Lender and controlled by the Lender as sole signatory. The RLA will be initially funded from any balance remaining in the Disbursement Account at the Completion Date and thereafter by monies transferred from the Proceeds Account. The target balance of the RLA will be AUD2.0 million. The purpose and use of funds in the RLA will be to meet the Borrower’s principal and interest requirements under a notional amortisation profile for the Term Facility that may not otherwise be met from operating cash flow.

Distributions:	The Borrower may request in writing to the Lender a withdrawal from the Proceeds Account to make distributions. Withdrawals will be permitted if no Event of Default is subsisting or would be caused by the Distribution.

Independent
Engineer:	The role of the Independent Engineer (“IE”) and/or other consultant(s) will be to report and monitor to the Lender on the following:

1. Initial Technical Audit: Provide a comprehensive review of the Life of Mine Plan (“LoMP”) and ADP including:

(a) an audit of the Reserve Statement;

Friday, 24 September 2004	Queensland Magnesia Project

(b)     confirmation of the operating and capital cost forecasts;

(c)     review of the mining, plant and metallurgical performance predictions;

(d)     review of management structure and succession plans;

(e)     review of all technical components of offtake contracts; and

(f)      review of applicable contractual arrangements from a technical standpoint.

2.       Initial Environmental and Socio-Economic Assessment: Provide a comprehensive initial review of the Project with respect to compliance with the State environmental requirements and the Equator Principles, implications for future rehabilitation as a result of past & present impact, and the socio-economic impact of the Project to the communities in which it operates.

3.       Ongoing Technical and Environmental Compliance, at least quarterly during any future construction phase and otherwise annually, in conjunction with the BCFM reviews, perform such site visits and desktop reviews, utilising management reports, as the Lender may deem necessary. For the avoidance of doubt, this does not act to restrict the ability of the Lender to investigate matters it believes are relevant to updating its appraisal of the Project.

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Section 9:	Undertakings

Undertakings will include, without limitation, the following:

Project Budgets:	In each year of the Facilities, and in any event, not less than 30 days prior to the anniversary of Completion, the Borrower and the Lender (in conjunction with the IE) will agree:

(a) a Life of Mine Plan for the Project (“LoMP”); and

(b) Base Case Cash Flow Model for the Borrower (“BCFM”).

The LoMP and BCFM will be agreed prior to Financial Close. The LoMP will be reviewed annually for material changes; the BCFM reviewed six monthly for material changes.

The BCFM and LoMP will be reviewed and approved by the Lender, acting on advice of the IE. The LoMP and BCFM will be the documents for which the actual Project performance will be measured.

Updating will take into account:

• actual financial and operating performance; and

• the forecast performance, to be determined after reference to the assumptions, for the remainder of the Project Life.

The range of assumptions to be used will be agreed by the Borrower and the Lender prior to Completion. The actual assumptions to be used for each review will be proposed by the Borrower.

The Lender will respond to the Borrower whether it agrees with the assumptions proposed by the Borrower. The Lender agrees to consult with the Borrower in good faith as to any dispute arising as to the assumptions adopted. Following due consultation with the IE and other relevant independent sources, where appropriate, the Lender will retain final discretion (acting reasonably) as to the assumptions to be included.

LoMP Variations:	The Borrower will not vary the LoMP such that Cash Flow Available for Debt Service (“CADS”) will be reduced in any quarter in the BCFM by 10% or more without the prior written consent of the Lender.

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Acceptance Date:	The date on which the Borrower accepts the credit-approved Term Sheet.

Financial
Indebtedness:	The Borrower will not enter into borrowings or other financial indebtedness except:

(a) under these Facilities;

(b) the facilities being provided by the Sponsor;

(c) the facilities being provided by Newmont;

(d) any indebtedness existing on the Completion Date where such indebtedness has been disclosed to the Lender;

(e) credit given on the purchase of goods and services required for the carrying on of its day to day business; or

(f) with the written consent of the Lender.

Negative Pledge:	The Borrower will not create a security interest (other than the Securities) on the whole or any part of its assets, property or future revenues other than:

(a) a lien or right of set-off arising by operation of law;

(b) any security interest that existed over any assets prior to its acquisition provided that the amount secured is not increased;

(c) deposits or pledges to secure contracts in the ordinary course of business; or

(d) any security interest approved by the Lender.

Disposal of Assets:	The Borrower will not dispose of assets other than:

(a) in the ordinary course of business on arm’s length terms;

(b) where the aggregate book value of assets disposed of over the previous 12 month period does not exceed AUD1 million;

(c) if the disponee or transferee is a Subsidiary; or

(d) with the prior approval of the Lender.

Loans by Borrower:	The Borrower will not lend money or provide any other financial accommodation to any other party except for any Subsidiary that has provided Security to the Lender.

General
Undertakings:	The Borrower will undertake to:

(a) (proper books) keep proper and adequate books of account to Australian GAAP which provide a true and fair view of its state of affairs;

(b) (breach of representation) notify the Lender promptly if any representation, action or warranty made or taken to be made by it is found to be incorrect or misleading;

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(c)     (notify Events of Default) notify the Lender promptly after becoming aware of an Event of Default or Potential Event of Default, including the provision of full details (as required by the Lender) in respect of the Event of Default or Potential Event of Default and the steps being taken to remedy it;

(d) (notify defaults, proceedings etc) advise the Lender promptly after it becomes aware of:

(i) any pending or threatened action, claim, or proceeding against it which will have a material adverse effect;

(ii) any dispute or default by any party under or in respect of a Project document which will have a material adverse effect; and

(iii) any demand under any guarantee for an amount greater than AUD0.25 million.

(e)     (good standing) do all things necessary to maintain its corporate existence in good standing and not transfer its jurisdiction or incorporation or enter into any merger, amalgamation or consolidation without the prior consent of the Lender;

(f) (compliance with laws) duly and punctually comply with all laws binding upon it;

(g) (pay taxes) pay when due all taxes payable by it except to the extent that they are being contested in good faith;

(h) (continue business) the Borrower will not enter into any contracts or dealings other than in the ordinary course of its existing business;

(i) (maintain authorisations) obtain and maintain in full force and effect all authorisations required for the operation of the Project;

(j)      (pay debts) pay or cause to be paid its financial obligations including without limitation all rates, rents and other outgoings payable by it as and when the same respectively become due and payable;

(k) (operate business) take or procure to be taken, all action necessary or desirable in order to:

(i) operate the Project in accordance with the LoMP and good mining practice; and

(ii) ensure that all material Project assets are maintained in good and efficient operating condition.

(l) (comply with the Transaction Documents) duly and punctually comply with each of its obligations under or in respect of the Transaction Documents to which it is expressed to be a party;

(m) (environmental issues) ensure at all times that the Project complies in all respects with local environmental approvals and environmental laws;

(n) (Project tenements) ensure that all conditions and requirements relating to Project tenements are observed or performed in all

Friday, 24 September 2004	Queensland Magnesia Project

material respects and that tenements remain valid and are in full force and effect;

(o) (operation) operate the Project in accordance with good mining practice, the LoMP and BCFM;

(p) (insurance) ensure that the Borrower’s assets are adequately insured over the term of the Facilities, and that the Lender is noted as an insured party under insurance policies;

(q)     (project accounts) maintain all relevant accounts with the bank at which they were originally opened and not to change the accounts to another bank without the consent of the Lender (such consent not to be unreasonably withheld); and

(r) (other) other such undertakings as are reasonably required for facilities of this nature.

Information
Undertakings:	The Borrower will promptly provide to the Agent:

(a)     (audited accounts) audited annual accounts, and semi annual accounts prepared in accordance with Australian and International Accounting Standards (as applicable) and any applicable corporate laws within 90 days after the close of the relevant period;

(b) (corporate notices) a copy of all notices, circulars and other written information and documents given to its shareholders in their capacity as shareholders;

(c) (operating reports) copies of management reports in respect to the operating performance of the Project on a monthly basis in a format approved by the Lender;

(d) (LoMP and BCFM) in each year of the Facilities, provide an updated LoMP and BCFM for review and approval;

(e)     (access and assistance) assist in the preparation of any report which the Lender reasonably requires in relation to the Project, the Security or the Project Assets (including, without limitation, engineering, Reserves and Resources, financial, marketing, transportation, environmental, operational and other technical matters); and

(f) (other information) any other information reasonably requested in relation to the Project, or the Borrower.

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Section 10:	Conditions Precedent – to Financial Close

Conditions Precedent to the first Drawing under the Senior Facilities and Subordinated Debt Facility will include, but not be limited to, the following in form and substance satisfactory to the Lender:

(a) (corporate power) provision of the Borrower’s constitution and evidence of all necessary corporate authorisations;

(b) (execution) execution of all relevant Transaction Documents, including the perfection of Security;

(c) (approvals) evidence of all necessary governmental, title and other material authorisations and consents in respect of the Project;

(d) (Equity) Sponsor Equity of at least A$18 million has been deposited into the Disbursement Account in full;

(e)     (Subordinated Debt) Sponsor Tranche 1 Subordinated Debt (to the extent necessary according to the funding plan) and Newmont Subordinated Debt (in full), have been deposited into the Disbursement Account;

(f) (legal due diligence report / good title) a detailed due diligence report that amongst other things states that the Borrower has good title to the Project assets and all offtake contracts;

(g)     (Project contracts) satisfactory review of material Project contracts, including (but not limited to) any residual mining contract(s), all utilities contracts (natural gas, water and electricity) and material Project agreements, together with evidence that they are in full force and effect;

(h) (Borrower insurances) confirmation and satisfaction of the Borrower’s insurance policies by the Lender’s insurance broker;

(i)      (technical review) satisfactory technical review of the Project and the LoMP including environmental issues, confirmation that the Project meets the State of Queensland’s regulatory requirements, with all due diligence reports addressed to, and for the benefit of, the Lender;

(j) (Base Case Cash Flow Model) a cash flow model for the Borrower, specifically covering the Project and agreed by the Lender;

(k) (Bank Accounts) the project accounts have been established with the Lender;

(l) (Purpose) evidence that funds being advanced under the Senior Facilities and Subordinated Debt Facility will be used for their approved Purpose(s);

(m) (stamp duty) evidence of payment of documentary stamp tax and any other stamp duty in relation to the Transaction Documents;

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(n) (legal opinion) satisfactory legal opinion as to the Finance Documents and Project Documents (as required) from the Lender’s legal counsel;

(o) (tax and accountancy) satisfactory tax and accountancy opinion in relation to the Borrower and confirming that the tax treatment in the BCFM is correct;

(p) (model audit) an independent model audit of the BCFM;

(q) (Fees) the payment of all outstanding fees payable to the Lender, Security Trustee, Lender’s legal counsel and other consultants;

(r) (Minimum Hedging Program) the Minimum Hedging Program has been entered into;

(s) (Hedging Policy) provision of the Borrower’s hedging policy in a form satisfactory to the Lender including a risk disclosure statement;

(t) (Event of Default) no Event of Default or Potential Default is subsisting;

(u) (Material Contracts) those contracts defined as material to the effective operation of the Project over the Project Life are in full force and effect;

(v) (Subordinated Debt Subscription) evidence that the remaining subordinated debt commitment of the Sponsor pursuant to the Sponsor Tranche 2 Subordinated Debt facility is available on its terms;

(w)    (Interim Working Capital Loan) evidence of the financial accommodation afforded any of the Guarantors, Australian Magnesium Operations Pty Ltd or Newco by the Sponsor or Newmont Mining Limited in the three month period immediately preceding Financial Close; and

(x) (other) any other documents, assurances, opinions and information the Lender may require.

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Section 11:	Conditions Precedent – to each Term Facility Drawing

Conditions Precedent to each subsequent Drawing of the Term Facility will include, but not be limited to, the following in form and substance satisfactory to the Lender:

(a) (Purpose) evidence that funds being advanced under the Term Facility will be used for the approved Purpose;

(b) (Hedging) the Borrower’s hedging is in good standing;

(c) (Event of Default) no Event of Default or Potential Default is subsisting;

(d) (Material Contracts) those contracts defined as material to the effective operation of the Project over the Project Life are in full force and effect; and

(e) (other) any other documents, assurances, opinions and information the Lender may require.

Section 12:	Conditions Precedent – to first drawing of the ABN AMRO Subordinated Debt Facility

Conditions Precedent to each subsequent Drawing of the ABN AMRO Subordinated Debt Facility will include, but not be limited to, the following in form and substance satisfactory to the Lender:

(a) (Purpose) evidence that funds being advanced under the Facility will be used for the approved Purpose;

(b) (Event of Default) no Event of Default or Potential Default is subsisting;

(c) (Capital Subscription) evidence that the Sponsor’s Equity, Sponsor Tranche 1 Subordinated Debt and Newmont Subordinated Debt has been fully drawn down by the Borrower; and

(d) (other) any other documents, assurances, opinions and information the Lender may require.

Drawings of the ABN AMRO Subordinated Debt Facility may be made by the Borrower at the same time and proportionally with drawings under the Sponsor Tranche 2 Subordinated Debt

Section 13:	Representations and Warranties

Representations &
Warranties:	The Borrower represents and warrants that:

(a)     (due incorporation) it has been duly incorporated in accordance with the laws of the place of its incorporation, is validly existing under those laws and has the power and authority to carry on its business as it is now being conducted;

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(b) (power) it has corporate power under its constitution to enter into and observe its obligations under the Transaction Documents;

(c) (authorisations) all authorisations necessary to enter into the Transaction Documents and to operate the Project are in full force and effect;

(d) (valid obligations) its obligations under the Transaction Documents are valid and binding and are enforceable against it;

(e) (no contravention) the Transaction Documents and the transactions under them do not contravene its constituent documents or any law, or any of its obligations or undertakings;

(f)      (accounts) its most recent audited accounts give a true and fair view of its financial position as at the date to which they are prepared, include all material liabilities (contingent or otherwise), are prepared in accordance with Australian accounting principles generally accepted, and relevant corporate laws;

(g) (no material adverse change) there has been no material adverse change in the Borrower’s financial position or operation of the Project;

(h) (no Event of Default) no Event of Default is subsisting under the Facilities;

(i) (no legal default) it is not in default under any law, authorisation, undertaking or obligation which will have a material adverse effect;

(j) (no action) there is no pending or threatened action or proceeding affecting it or any of its assets before a court or other authority which will have a material adverse affect;

(k) (no immunity) it does not have immunity from the jurisdiction of a court or from legal process in relation to any Transaction Document;

(l) (no trust) it does not enter into any Transaction Document in the capacity of a trustee or any trust or settlement;

(m) (solvency) there is no act of insolvency continuing in respect of itself;

(n) (no contractual default) it is not in default under any contract which may have a material adverse affect;

(o) (corporate benefit) it benefits by executing the Transaction Document to which it is a party;

(p) (good title) it is the sole beneficial owner of all assets included in its latest audited accounts, free and clear of any other third party right or interest whatsoever;

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(q)     (taxes not delinquent) it has complied with all law in jurisdictions in which it is subject to Taxation and has paid taxes due and payable by it and no claims are being asserted against it in respect of taxes;

(r)      (no default under Project documents) no event has occurred or condition exists which would permit the cancellation, termination, forfeiture or suspension of any material Project document nor is any party to any Project document in default under any material term;

(s) (environment) the Project and the occupation, use and development of the Project complies with Queensland regulatory requirements, and it is complying with all approvals and environmental laws;

(t)      (rehabilitation funds) sufficient provision has been made in the Borrower’s accounts in accordance with Australian accounting standards and good industry practice to progressively fund rehabilitation activities pursuant to full rehabilitation of the Project to that consistent with adjacent land use as a function of the requirements of Queensland regulatory authorities and the Project End Date;

(u) (land claims) except as disclosed to the Lender no caveats, land claims, sacred site applications or claims of any other nature whatsoever have been lodged or made in respect of the Project;

(v)     (full disclosure) it has fully disclosed in writing to the Lender all material facts relating to it, the Transaction Documents and anything in connection with them which are material to the assessment of the nature and amount of the risk undertaken by the Lender in entering into the Transaction Documents;

(w) (Financial Model) the BCFM is a fair and reasonable representation of the expected future performance of the Project and the Borrower from Financial Close until the Project End Date; and

(x) (other) other representations and warranties as reasonably required for facilities of this nature.

Items [TBD] are to be repeated at each drawdown date or rollover date.

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Section 14:	Events of Default

Events of Default:	In relation to the Borrower without limitation, it will be an event of default if:

(a) (failure to pay) it does not pay on time any money payable under any Transaction Document;

(b) (acceleration)

(i) any indebtedness of an amount not less than AUD250,000 is validly declared due and payable prior to its stated maturity and that declaration is not withdrawn within 10 days;

(ii) it fails to pay within 10 days after it becomes due and payable or, if applicable, after the expiration of any grace period, any indebtedness of an amount not less than AUD250,000;

(iii) any stock or share issued by it is validly required to be redeemed or repurchased in advance of its stated maturity (other than at its option) in an amount not less than AUD250,000; or

(iv) it fails to pay within 10 days a demand or claim under any guarantee issued by it exceeding AUD250,000.

(c) (distress and execution) distress is levied or a judgement, order or encumbrance is enforced against any property the subject of the security in respect of an amount in excess of AUD250,000;

(d) (breach of representation) a representation or warranty made by it or on behalf of it is found to be incorrect or misleading in a material respect;

(e) (insolvency event) an act of insolvency occurs in respect of it;

(f) (void Transaction Document) a Transaction Document is, or becomes, wholly or partly void or unenforceable;

(g) (breach of undertaking) an undertaking given to the Lender, or its solicitors by it or another person in connection with a Transaction Document is breached or not wholly performed;

(h) (security enforceable) any event occurs which renders a security enforceable;

(i) (changes of constitution) without the prior written consent of the Lender, its constitution is amended;

(j) (compulsory acquisition) all or a material part of the Borrower’s property is compulsorily acquired by any governmental agency;

(k)     (expropriation event) there occurs any expropriation, restraint, restriction, prohibition, intervention, law, decree or other order of any governmental agency which wholly or in material part prevents or hinders the performance of any Transaction Document or the operation of the Project;

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(l) (abandonment)

(i) all or any material part of the Project is abandoned or is placed on a care and maintenance basis; or

(ii) mining of ore at the mine site or processing of ore at the processing plant site ceases for more than 10 days other than in accordance with routine maintenance requirements.

(m)    (destruction of mortgaged property) all or any material part of the mortgaged property is destroyed, lost or damaged beyond repair or proves to be materially defective in circumstances not fully covered by insurance;

(n)     (Material Adverse Change) any event or change occurs which has a material adverse effect on the Project, the Borrower’s ability to comply with obligations under the Transaction Documents or the Borrower generally;

(o) (cross default) any default under the Facilities which are not remedied within 5 business days;

(p) (Project contracts) termination of a material Project contract (other than by expiration of its term) without the Lender’s consent;

(q) (Project shareholding) the Sponsor disposes of any part of their direct or indirect shareholding in the Borrower, without the prior written consent of the Lender;

(r) (Change of Control) any change of ownership or control occurs in respect of the Borrower; and

(s) (other) other events of default as reasonably required for facilities of this nature.

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